Exhibit 8.1

January 18, 2012

AEI Core Property Income Trust, Inc.
1300 Wells Fargo Place
30 East Seventh Street
Saint Paul, MN  55101

Re:           Registration on Securities Form S-11 Relating to Shares of Common
Stock of AEI Core Property Income Trust, Inc.

Ladies and Gentlemen:

We are acting as special tax counsel to AEI Core Property Income Trust, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-11, File No. 333-176533, as amended by Amendment No. 3 thereto being filed by the Company with the Securities and Exchange Commission on or about the date hereof (as amended, the “Registration Statement”), to register the offer and sale of up to 30,000,000 shares of the Company’s common stock.  This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion regarding the material United States federal income tax matters relating to investment in the shares.  For purposes of rendering our opinion, we have reviewed the Company’s Amended and Restated Articles of Incorporation and Bylaws, the Registration Statement and such other documents as we have considered relevant to our analysis (collectively, the “Transaction Documents”).  We have also obtained representations as to factual matters in a certificate of an officer of the Company (the “Officer’s Certificate”) dated as of the date hereof.  In addition, for purposes of rendering our opinion we have reviewed such questions of law as we have considered necessary and appropriate.  In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion is based on the provisions of the Code, the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this opinion.  All of these authorities are subject to change, possibly with retroactive effect, and to differing interpretations.  Any such change in these authorities could affect the opinions set forth below.  Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of these authorities that occur after the date of our opinion.  In addition, our opinion is not binding on the IRS or the courts.  Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

We have not made an independent investigation of the facts or statements set forth in the Transaction Documents.  We have assumed that each of the facts, statements, representations and warranties set forth in the Transaction Documents and the Officer’s Certificate are true and correct as of the date hereof and thereafter where relevant without regard to any qualification as to knowledge or belief and that no actions have been or will be taken which are inconsistent with these facts, statements, representations and warranties.  Further, we have assumed, with your consent, that (i) the representations set forth in the Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement are true, accurate and complete as of the date hereof and that during the Company’s first taxable year in which proceeds from the offering described in the Registration Statement are released from escrow, and in subsequent taxable years, the Company and the entities, if any, in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement true for such years, (ii) the Company will not  make any amendments to its organizational documents that would affect the Company’s qualification as a REIT for any taxable year and (iii) no action will be taken after the date hereof by the Company or any of the entities, if any, in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinions set forth below are based.

Based on the foregoing, we are of the opinion that:

(1)      Commencing with the Company’s first taxable year in which proceeds from the offering described in the Registration Statement are released from escrow, and assuming that the elections and other procedural steps referred to in the Registration Statement and Officer’s Certificate are completed by the Company in a proper and timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to satisfy the requirements for such qualification commencing with such taxable year.

(2)      The statements under the caption “Material Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

The Company’s status as a REIT at any time during such year and subsequent years will depend upon, among other things, whether the Company meets the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole.  Accordingly, because the Company’s satisfaction of these requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT in any particular taxable years.

We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

This opinion letter is rendered to you for your use in connection with the Registration Statement and may be relied upon by you and your shareholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person or for any other purpose (other than as required by law) without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

        Very truly yours,

        DORSEY & WHITNEY LLP